                               ULTRATECH STEPPER, INC.

                                     EXHIBIT 11.1

               STATEMENT OF COMPUTATION OF NET INCOME PER COMMON SHARE


Shares used in the net income per common share computation are the weighted average number of common shares outstanding plus dilutive common share equivalents.

Shares used in the per share computation are as follows:

                                                     Three Months Ended
                                                   ---------------------
(In thousands, except per share amounts)      March 31, 1997    March 31, 1996
------------------------------------------------------------------------------

Weighted average common shares outstanding            20,413            19,866

Common equivalent shares from stock
  options granted (using the treasury
    stock method)                                      1,115             1,359
                                               --------------     -------------

Number of shares used in per share
calculations                                          21,528            21,225
                                               --------------     -------------
                                               --------------     -------------

Net income                                            $4,533            $8,641
                                               --------------     -------------
                                               --------------     -------------

Net income per share                                   $0.21             $0.41
                                               --------------     -------------
                                               --------------     -------------






                                         21